Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-3) of Ultra Clean Holdings, Inc. of our report dated March 15, 2017 relating to the consolidated financial statements of Ultra Clean Holdings, Inc. for the fiscal years ended December 30, 2016 and December 25, 2015, and the effectiveness of internal control over financial reporting of Ultra Clean Holdings, Inc. as of December 30, 2016, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2016, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

January 5, 2018